EXHIBIT 10.49

EXECUTIVE VICE PRESIDENT SEVERANCE POLICY

ONLY APPLIES TO DIRECT REPORTS OF CEO

(effective January 14, 2020)

Severance for involuntary termination by Extreme Networks, Inc. (the “Company”) for convenience (does NOT include terminations in connection with a Change in Control or for Cause, as those terms are defined in the Extreme Networks Executive Change in Control Severance Plan, as amended and restated April 30, 2019) as determined by the Company, in its sole discretion, subject to the effectiveness of a general release of claims, as the Company may deem necessary or appropriate:

Severance - EVP	
	Benefits
Severance*	Up to 2 years service = 9 months base salary
	Once 2 years have been completed: 2+ years service = 11 months base salary (9 months + 2 months) 3+ years service = 12 months base salary (9 months + 3 months) Maximum of 12 months
COBRA**	Align with length of Severance
Outplacement	Align with length of Severance
Bonus	Paid for completed bonus periods

*based on original hire date

**cash equivalent

Years of service is measured as continuous service.

The COBRA cash equivalent is a cash amount equal to the full COBRA premium for the number of applicable months.

The cash amounts will be paid in a lump sum within 60 days following the date of termination, subject to the effectiveness of a general release of claims, as the Company may deem necessary or appropriate.

The Death and Disability benefit as adopted by the Committee at the February 10, 2015 Committee meeting shall only be applicable to employees who were EVPs as of May 4, 2016, and not EVPs hired or promoted after that date.

Equity will not be accelerated without Board approval.

To the extent applicable, the Policy shall be interpreted and applied consistent and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).  Notwithstanding any provision of the Policy to the contrary, to the extent that the Company determines that any payments or benefits under the Policy may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to the Policy or take such other actions that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under the Policy from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this paragraph shall not create any obligation on the part of the Company to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so. For purposes of any provision of this Policy providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in the Policy, no amounts shall be paid to any Covered Individual under the Policy during the six-month period following such Covered Individual’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Company determines that paying such amounts at the time or times indicated in the Policy would result in a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Covered Individual’s death), the Covered Individual shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Covered Individual during such six-month period without interest thereon.

This Policy may be amended or terminated by the Company’s Board of Directors at any time and from time to time, in either the Board’s discretion.